CBA Money Fund
File Number: 811-3703
CIK Number: 717288
For the Period Ending: 02/28/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the year ended February 28, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

06/18/2002	$3,000	Swedbank Inc.	5.00%	06/20/2003
08/16/2002	15,946	Amsterdam Funding Corp.	1.77	09/04/2002
09/24/2002	2,500	Toronto Dominion Bank	5.00	09/26/2003
01/22/2003	5,000	Bank of Scotland	5.00	01/20/2004
02/04/2003	6,812	Tulip Funding Corp.	1.28	03/04/2003
02/10/2003	7,000	Societe Generale	5.00	02/12/2004